[Letterhead Of Wachtell, Lipton, Rosen & Katz]







                               December 10, 1993



         Hecla Mining Company
         6500 Mineral Drive
         Coeur D'Alene, ID  83814-1931

         Ladies and Gentlemen:

                   We have acted as special counsel to Hecla Mining Company, a Delaware corporation (the "Company"), in connec-tion with the preparation of the Registration Statement on Form S-3 of the Company, to be filed with the Securities and Exchange Commission (the "Commission") on December 10, 1993 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 655,000 shares of the Company's Common Stock, par value $.25 per share (the "Shares"), and associated Preferred Share Purchase Rights (the "Rights"), to be sold pursuant to such Registration Statement by the Selling Stockholders (as such term is defined in the Prospectus which is a part of the Registration Statement).

                   In this connection, we have reviewed: (i) the Re-stated Certificate of Incorporation and By-Laws of the Com-pany as currently in effect; (ii) the Registration Statement;
         (iii) the Rights Agreement dated May 9, 1986, as amended (the "Rights Agreement"), between the Company and Manufacturers Hanover Trust Company, a national banking association, as Rights Agent; (iv) certain resolutions adopted by the Board of Directors of the Company; (v) the Purchase Agreement by and among Hecla Mining Company and Gerald and Gae Taylor, Frank J. and Sharon D. Daniels, Dee R. and Donna Thueson, Clair O. and Ann B. Thueson, and Neil H. and Linda J. Knudsen, dated as of October 26, 1993, pursuant to which the Shares were issued; and (vi) such other documents, records and papers as we have deemed necessary or appropriate in order to give the opinions set forth herein. We are familiar


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         Hecla Mining Company
         December 10, 1993
         Page Two

         with the proceedings heretofore taken by the Company in connection with the authorization, registration, issuance and sale of the Shares. We have, with your consent, relied as to factual matters on certificates or other documents furnished by the Company or its officers and by governmental authorities and upon such other documents and data that we have deemed appropriate. We have assumed the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

                   We are not members of the Bar of any jurisdiction other than the State of New York and, with your consent, we express no opinion as to the law of any jurisdiction other than the laws of the State of New York and the General Corpo-ration Law of the State of Delaware.

                   Based on such examination and review and subject to the foregoing, we are of the following opinions:

                   1. The Shares, when sold, will be legally issued, fully paid and nonassessable.

                   2. The Rights, assuming issuance of the Rights in accordance with the terms of the Rights Agreement, have been validly issued and are binding obligations of the Company and entitled to the benefits of the Rights Agreement.

                   We consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus that is a part of the Registration Statement. In giving such con-sent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                       Very truly yours,


                                       /s/ Wachtell, Lipton, Rosen
                                            & Katz
         DAK









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